SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant	[ ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]	Definitive Proxy Statement
[ X ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-12

GERMAN AMERICAN BANCORP
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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GERMAN AMERICAN BANCORP

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2003

         The Annual Meeting of Shareholders (the "Annual Meeting") of German American Bancorp (the "Corporation") will be held at the Corporate Offices of the Corporation, 711 Main Street, Jasper, Indiana 47546, on Thursday, April 24, 2003, at 10:00 a.m., Jasper time, for the following purposes:

1.	To elect three directors to hold office until the Annual Meeting of Shareholders in the year 2006 and until their successors are elected and have qualified.

2.	To transact such other business as may properly come before the meeting.

         Holders of record of Common Shares of the Corporation at the close of business on March 1, 2003, are entitled to notice of and to vote at the Annual Meeting.

SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE ANNUAL MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors KENNETH L. SENDELWECK Secretary
March 28, 2003 Jasper, Indiana

(ANNUAL REPORT ON FORM 10-K ENCLOSED)

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP

April 24, 2003

         This Proxy Statement is being furnished to shareholders on or about March 28, 2003, in connection with the solicitation by the Board of Directors (the "Board") of German American Bancorp (the "Corporation"), 711 Main Street, Jasper, Indiana 47546, of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Jasper time, on Thursday, April 24, 2003, at the principal executive offices of the Corporation, 711 Main Street, Jasper, Indiana 47546.

         At the close of business on March 1, 2003, the record date for the Annual Meeting as set by the Board, there were 11,460,649 common shares of the Corporation outstanding and entitled to vote at the Annual Meeting (the "Common Shares"). On all matters, including the election of directors, each shareholder will have one vote for each share held.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Corporation authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Board.

PROPOSAL 1
ELECTION OF DIRECTORS

         The Board is divided into three classes, as nearly equal in number as possible, with the terms of the members of one class expiring each year. At the Annual Meeting, shareholders will consider the election of three directors, each to serve a three-year term that will expire at the annual meeting of shareholders in 2006, or such later time as their successors are elected and have qualified. Immediately after the election of directors at the Annual Meeting, the Board will consist of 11 members.

         Each director will be elected by a plurality of the votes cast in the election. Shares represented but not voted for any nominee shall not affect the determination of whether a nominee has received a plurality of the votes cast.

Nominees

         It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of the following nominees: David G. Buehler, Joseph F. Steurer and Michael J. Voyles.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL
OF THESE NOMINEES (ITEM 1 ON THE PROXY).

         Each nominee has indicated that he will accept nomination and election as a director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board to nominate such other person as a director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

         The following table presents certain information as of March 1, 2003, regarding (a) the current directors of the Corporation, including the three nominees proposed by the Board for election at the Annual Meeting and two directors (Mr. Graham and Mr. McCormick) who will retire from the Board of Directors at the Annual Meeting, and (b) those executive officers of the Corporation who are named in the Executive Compensation section of this Proxy Statement. Unless otherwise indicated in a footnote, the principal occupation of each such person has been the same for the last five years and such person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him. Unless specified otherwise, each director and named executive officer is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with him or by partnerships or corporations with which he is associated. None of the persons named below beneficially owns one percent or more of the Common Shares, except for Mr. Buehler (3.8%); Mr. Hoffman (1.0%); Mr. Lett (2.3%); and Mr. Ruckriegel (3.2%). The directors and the named executive officers as a group beneficially own 14.9% of the Common Shares.

Name, Present Principal Occupation and Age	Director Since[1]	Term Expires at Annual Meeting in	Common Shares Beneficially Owned[2]

Directors: Mark A. Schroeder President and Chief Executive Officer of the Corporation[4] Age 49	1991	2005	32,270[3]

George W. Astrike Chairman of the Board of the Corporation[6] Age 67	1982	2004	104,614[5]

David G. Buehler* Chief Executive Officer of Buehler Foods, Inc. Age 63	1984	2003	430,971[7]

David B. Graham Past Chairman of the Board, Graham Farms, Inc. and Graham Cheese Corporation Age 76	1997	2003	110,278[8]

William R. Hoffman Farmer; Director of Patoka Valley Feeds, Inc. Age 65	1986	2004	119,422[9]

J. David Lett Attorney, Lett & Jones[11] Age 50	2000	2004	262,499[10]

C. James McCormick Chairman Emeritus: McCormick, Inc., & Best Way Express, Inc.; President, JAMAC Corp. (trucking) Age 78	1999	2003	38,064[12]

Gene C. Mehne President and Manager, Mehne Farms, Inc. Age 58	1979	2005	16,882[13]

Robert L. Ruckriegel President, B. R. Associates, Inc. (restaurants) Age 67	1983	2005	363,019[14]

Larry J. Seger Sales Manager and Secretary/Treasurer, Wabash Valley Produce, Inc. (egg and turkey production) Age 52	1990	2005	77,868[15]

Joseph F. Steurer* Chairman of the Board, JOFCO, Inc. (office furniture) Age 66	1983	2003	46,235[16]

Chet L. Thompson President, Thompson Insurance, Inc. Age 65	1997	2004	30,575[17]

Michael J. Voyles* President, Voyles Supermarket, Inc., and M.J.V. Inc. Age 54	1998	2003	57,403[18]

Named Executive Officers Who Are Not Directors: Clay W. Ewing Executive Vice President - Retail Banking[20] Age 47	----	----	11,276[19]

Stan J. Ruhe Executive Vice President - Credit Administration Age 51	----	----	14,277[21]

Kenneth L. Sendelweck President/Chief Executive Officer of The German American Bank[23] Age 48	----	----	14,575[22]

Bradley M. Rust Senior Vice President - Accounting and Finance[25] Age 36	----	6,085[24]

All directors and named executive officers of the Corporation as a group (17 persons)	1,736,453[26]

*Designates Nominee for Director

[1]
Includes service on the Board of Directors of The German American Bank, a subsidiary of the Corporation, prior to the organization of the Corporation. Does not include prior service on the Board of Directors of any other bank subsidiary acquired by the Corporation.

[2]
Common Shares Beneficially Owned includes shares that the indicated individual had the right to purchase by exercise of stock options on March 1, 2003, but only to the extent that such right was presently exercisable as of March 1, 2003 or would become exercisable within 60 days thereafter.

[3]	Includes 5,548 shares held jointly by Mr. Schroeder and his wife and 4,532 shares Mr. Schroeder has the right to purchase upon the exercise of stock options.

[4]
Mr. Schroeder was named Chief Executive Officer of the Corporation effective January 1, 1999, after having served as its President and Chief Operating Officer from 1995 through 1998. He has served as a Director of The German American Bank since 1991 and a director of each of the other subsidiaries since acquisition by the Corporation.

[5]	Includes 78,553 shares that Mr. Astrike has the right to purchase upon the exercise of stock options.
[6]	Mr. Astrike served as Chief Executive Officer of the Corporation through 1998. He also serves as Chairman of The German American Bank.
[7]
Includes 9,152 shares held jointly by Mr. Buehler and his wife; 19,785 shares held by the David G. Buehler Charitable Trust; 393,476 shares held by Buehler Foods, Inc., of which Mr. Buehler is Chief Executive Officer and majority shareholder; and 4,525 shares that Mr. Buehler has the right to purchase upon the exercise of stock options.

[8]	Includes 19,598 shares owned by Mr. Graham’s wife and 4,525 shares that Mr. Graham has the right to purchase upon the exercise of stock options.
[9]	Includes 33,357 shares owned by Mr. Hoffman’s wife and 4,525 shares that Mr. Hoffman has the right to purchase upon the exercise of stock options.
[10]
Includes 794 shares held jointly by Mr. Lett and his wife; 1,616 shares owned by Mr. Lett’s wife; 250,465 shares held by Mr. Lett’s mother; and 2,152 shares that Mr. Lett has the right to purchase upon the exercise of stock options.

[11]	Lett & Jones represents the Union Banking Division of Peoples Bank, a subsidiary of the Corporation, as legal counsel.
[12]	Includes 120 shares owned by Mr. McCormick’s wife and 4,525 shares that Mr. McCormick has the right to purchase upon the exercise of stock options.
[13]
Includes 2,843 shares owned by Mr. Mehne’s wife; 1,628 shares held by the Mehne Farms, Inc. Qualified Plan; and 4,525 shares that Mr. Mehne has the right to purchase upon the exercise of stock options.

[14]
Includes 158,549 shares owned by Mr. Ruckriegel’s wife; 132,921 shares held by limited partnerships controlled by Mr. Ruckriegel and his wife; and 4,525 shares that Mr. Ruckriegel has the right to purchase upon the exercise of stock options.

[15]
Includes 8,200 shares held jointly by Mr. Seger and his wife; 211 shares held jointly by Mr. Seger and his children; 32,558 shares owned by certain corporations of which Mr. Seger is an executive officer; and 4,525 shares that Mr. Seger has the right to purchase upon the exercise of stock options.

[16]	Includes 5,534 shares held in trust by Mr. Steurer’s wife; 30,724 shares held in trust by Mr. Steurer; and 4,525 shares that Mr. Steurer has the right to purchase upon the exercise of stock options.
[17]
Includes 3,363 shares owned by Mr. Thompson’s wife; 7,426 shares held jointly by Mr. Thompson and his wife; 7,182 shares held by Mr. Thompson’s wife in an IRA account; and 4,525 shares that Mr. Thompson has the right to purchase upon the exercise of stock options.

[18]
Includes 2,552 shares held jointly by Mr. Voyles and his wife; 33,773 shares held by a generation skipping trust of which Mr. Voyles is trustee; and 4,525 shares that Mr. Voyles has the right to purchase upon the exercise of stock options.

[19]	Includes 3,071 shares that Mr. Ewing has the right to purchase upon the exercise of stock options.
[20]	Mr. Ewing has served as Executive Vice President - Retail Banking since May 1999; as director of First

American Bank, a subsidiary of the Corporation, since May 1999; and as President and Chief Executive Officer of First State Bank, Southwest Indiana (“First State Bank”), a subsidiary of the Corporation, from 1994 until March 2001. Mr. Ewing is presently serving as Chairman of the Board, and a member of the Board of Directors, of First State Bank.

[21]	Includes 2,461 shares owned jointly by Mr. Ruhe and his wife and 399 shares that Mr. Ruhe has the right to purchase upon the exercise of stock options.
[22]	Includes 5,549 shares held jointly by Mr. Sendelweck and his wife and 3,942 shares that Mr. Sendelweck has the right to purchase upon the exercise of stock options.
[23]
Mr. Sendelweck has been President, Chief Executive Officer and a director of The German American Bank, a subsidiary of the Corporation, since May 1999. Prior to May 1999, Mr. Sendelweck served as the Vice President and Assistant Treasurer of Kimball International, Inc., a publicly-held manufacturer based in Jasper, Indiana. Mr. Sendelweck is also Secretary/Treasurer of the Corporation, a position that he has held since May 2000, and Chairman/Secretary of German American Financial Advisors & Trust Company, a subsidiary of the Corporation, a position that he has held since July 2002.

[24]	Includes 6,085 shares held jointly by Mr. Rust and his wife.

[25]
Mr. Rust has served as Senior Vice President of the Corporation - Accounting and Finance, since April 2002, and in that capacity has functioned as the Corporation’s principal accounting officer since April 2002 and as the Corporation’s principal financial officer since January 2003. From September 1999 until April 2002, Mr. Rust had served as Vice President and Controller of the Corporation. Prior to September 1999, Mr. Rust had served First American Bank, Vincennes, Indiana (which was known as First Federal Bank, A Federal Savings Bank, prior to its becoming a subsidiary of the Corporation in January 1999) in several accounting and finance capacities.

[26]
Includes 137,899 shares that the directors and named executive officers of the Corporation have the right to acquire upon the exercise of stock options that were exercisable at March 1, 2003 or that were scheduled to become exercisable within 60 days thereafter, and 1,179,744 shares as to which voting and/or investment powers were shared by members of the group with spouses or others.

Subsidiary Board Memberships

         Certain members of the Corporation's Board of Directors also serve on the Board of Directors of one or more of the Corporation's subsidiaries as follows: Mr. Schroeder, all subsidiary Boards of Directors; Messrs. Astrike, Buehler, Hoffman, Mehne, Ruckriegel, Seger and Steurer, The German American Bank Board of Directors; Mr. Voyles, Citizens State Bank Board of Directors; Mr. McCormick, First American Bank Board of Directors; and Messrs. Lett and Thompson, Peoples Bank Board of Directors.

Committees and Attendance

         The Board of Directors of the Corporation held four meetings during 2002. All of the directors, except Mr. McCormick and Mr. Graham, attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served during 2002.

         The Corporation has standing audit, compensation and nominating committees. The Audit Committee, presently consisting of Directors Hoffman (Chairman), Lett, Graham, Mehne, and Steurer, met four times in 2002. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by the Corporation to the shareholders and others, the Corporation's system of internal controls, and the Corporation's audit, accounting, and financial reporting processes generally. The Corporation's Human Resources Committee, presently consisting of Directors Steurer (Chairman), Astrike, Buehler, Graham, Ruckriegel, Schroeder (ex officio) and Seger, met four times during 2002. The Human Resources Committee sets compensation for executive officers of the Corporation (except the Chief Executive Officer) and makes salary and bonus recommendations to the Board with respect to the Chief Executive Officer. During 2002, the Human Resources Committee also administered the grant of options and other awards under the Corporation's stock option and equity incentive plans. The Governance/Nominating Committee, presently consisting of Directors Astrike (Chairman), Hoffman, Lett, Seger, and Voyles, was formed in December 2002 (but did not meet in 2002) for the purpose of assisting the Board of Directors with respect to the composition, performance and functioning of the Board of Directors and the effectiveness of the Corporation's corporate structure and governance. In the course of recommending to the Board of Directors the names of nominees for election or re-election to the Board of Directors at the 2004 annual meeting of shareholders, the Governance/Nominating Committee will give due consideration (based on individual qualifications and the needs of the Board of Directors as determined from time to time by the Committee) to persons who may be timely recommended by shareholders in writing. Shareholders should submit any recommendations for the 2004 annual meeting by letter addressed to the Chairman of the Governance/Nominating Committee in care of the Secretary of the Corporation, which letter must be received by the Secretary at the Corporation's principal executive offices on or before December 1, 2003.

Compensation of Directors

         The Corporation compensates its directors for their service to the Corporation and the Corporation's subsidiary banks through annual retainers which are earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance. Under this annual retainer program, the Corporation on June 1, 2002 (a) awarded each of its directors, including Mr. Schroeder, (i) shares of common stock with a value on the date of award of $2,000, and (ii) an option to purchase 1,050 Common Shares exercisable for ten years (five years in the case of Messrs. Graham and McCormick) at an exercise price of $15.67 per share, which was not less than the market value of the stock at the date of grant, and (b) granted each director additional Common Shares with a value of $5,200, or in lieu thereof and at the director's election, a $4,000 cash payment.

         Except for Mr. Graham, all of the members of the Board served on the Board of Directors of at least one of the subsidiary banks during 2002, as disclosed above under "Subsidiary Board Memberships." Each of such directors (other than Mr. Schroeder, who as a salaried employee of the Corporation was ineligible) received additional compensation for his service to such subsidiaries during 2002. Under the Corporation's annual retainer program described above, the members of the Board of Directors of each subsidiary (including members who are also are directors of the Corporation, except Mr. Schroeder) were awarded the same package of Common Shares offered by the Corporation to the Corporation's directors, except that members of the subsidiary Boards of Directors were not granted stock options for their service on those Boards.

         Mr. Astrike has provided consulting services to the Corporation since his retirement as the Corporation's Chief Executive Officer effective December 31, 1998, pursuant to a consulting agreement. In August 2000, the Board of Directors amended Mr. Astrike's consulting agreement to provide for the payment to him during 2000 of the present value of the remaining payments due to him under that agreement, and extended by approximately 16 months the period during which Mr. Astrike's deferred compensation retirement balance could continue to remain on account with The German American Bank and accrue interest under his 1993 executive deferred compensation agreement. There were no payments made to Mr. Astrike during 2002 for Mr. Astrike's consulting services under the consulting agreement, although Mr. Astrike was paid fees for his service to the Corporation and to The German American Bank as a director (including fees for his service on committees of the Board of Directors of each such entity) on the same basis as other non-employee directors.

INDEPENDENT ACCOUNTANT FEES

Audit Fees

         Crowe, Chizek and Company LLP has audited the Corporation's financial statements for the calendar year 2002 that are included in the Corporation's annual report on Form 10-K, which report has been filed with the Securities and Exchange Commission ("SEC") and is being delivered to shareholders concurrently with this Proxy Statement. The Corporation has paid (or expects to pay) fees to Crowe, Chizek and Company LLP (including cost reimbursements) of $90,000 for its services in connection with the calendar year 2002 audit and in connection with its review of the Corporation's unaudited financial statements that were included in its quarterly reports on Form 10-Q, which reports were filed with the SEC during the year 2002.

All Other Fees

         Audit-Related Fees. The Corporation has paid (or expects to pay) fees to Crowe, Chizek and Company LLP (including cost reimbursements) of $21,855 for audit-related services rendered during the year 2002. These services included employee benefit plan audits, reading press releases of the Corporation, participating in a meeting of the Corporation's Disclosure Committee and assistance with various accounting and reporting matters.

         Tax Fees. The Corporation has paid (or expects to pay) fees to Crowe, Chizek and Company LLP (including cost reimbursements) of $15,500 for tax services rendered during the year 2002. These services included tax return preparation, employee benefit plan information return preparation, and assistance with tax reporting matters.

         Other Fees. The Corporation has paid (or expects to pay) fees to Crowe, Chizek and Company LLP including cost reimbursements) of $204,913 for all other services rendered during the year 2002. These services included permitted internal audit outsourcing, assistance with capital planning, assistance with branch profitability analysis, marketing customer information file (MCIF) software maintenance agreement, assistance with proxy statement stock performance graph, and consultation regarding the process for CEO/CFO certification of SEC filings.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee functions under a written charter that was adopted by the Board of Directors of the Corporation during 2000. The Audit Committee is providing this report in accordance with that charter and the rules of the SEC.

Independence of Audit Committee Members

         The Audit Committee is comprised of five members of the Corporation's Board of Directors. All of the members of the Audit Committee are independent, as that term is presently defined by the requirements of the National Association of Securities Dealers for quotation of the Corporation's stock on the Nasdaq Stock Market.

Review with Management and Independent Accountants

         Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and review these processes.

         In this context, the Audit Committee has met and held discussions with management and with Crowe, Chizek and Company LLP, the independent accountants for the Corporation with respect to the Corporation's consolidated financial statements for the calendar year 2002. Management represented to the Audit Committee that the Corporation's consolidated financial statements as of and for the year ended December 31, 2002 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. The Audit Committee also considered whether the independent accountants' provision of non-audit services to the Corporation is compatible with maintaining that firm's independence.

         Based upon the discussions and reviews referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.

SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

William R. Hoffman, Chairman
David B. Graham Gene C. Mehne	J. David Lett Joseph F. Steurer

EXECUTIVE COMPENSATION

         The following table sets forth information regarding compensation paid for the fiscal years indicated to the Corporation's Chief Executive Officer and to each of the Corporation's other executive officers whose salary and bonus earned during 2002 exceeded $100,000.

                                       Summary Compensation Table
                                       --------------------------

                                                              Long Term Compensation
                                                              ----------------------
                                    Annual Compensation              Awards
                                    -------------------              ------
Name and Principal                                            Securities Underlying        All Other
Position                    Year       Salary      Bonus(1)      Options/SARs(2)         Compensation
------------------          ----       ------      ------        ------------            ------------

Mark A. Schroeder,          2002     $212,000     $      (3)          13,872                $31,723(4)
President and Chief         2001     $192,000     $50,032              1,103                $27,237
Executive Officer(5)        2000     $160,000     $45,312              1,158                $26,833

Stan J. Ruhe,               2002     $105,000     $38,840              8,395                $13,615(5)
Executive Vice President -  2001     $100,000     $30,330              2,398                $12,508
Credit Administration       2000     $100,000     $25,000              9,840                $11,912

Clay W. Ewing,              2002     $120,000     $40,500              4,159                $15,143(6)
Executive Vice President -  2001     $105,000     $30,330              2,398                $12,504
Retail Banking              2000     $ 92,500     $20,001              9,840                $11,020

Kenneth L. Sendelweck,      2002     $125,000     $48,350              7,774                $16,834(7)
President and Chief         2001     $115,000     $43,332              3,500                $16,000
Executive Officer of The    2000     $105,000     $45,000              9,840                $13,137
German American Bank

Bradley M. Rust             2002     $ 77,404     $25,493                950                $11,168(8)
Senior Vice President -
Accounting and Finance(9)
1
Under the Corporation's Executive Management Incentive Plan, cash incentive awards that are earned for services during a given year are generally paid in quarterly installments during the following year, subject to their continued service. Due to this one-year continuing service requirement, the Corporation in its prior annual meeting proxy statements had categorized such awards in the Summary Compensation Table as being earned in the year in which they were paid. Commencing with this Proxy Statement, the Corporation is retroactively reclassifying cash incentive awards as having been earned in the year in which the services were performed, not the subsequent year in which they are paid, and is including in the "Bonus" column for the year 2002 those amounts that will be paid, assuming continued service, in the year 2003 to the indicated executive officers.

2	The numbers of shares underlying options have been retroactively adjusted to reflect subsequent stock dividends and are rounded to the nearest whole share.
3	Mr. Schroeder's cash incentive award for 2002 has not yet been determined.
4
Represents contributions of $10,000 under the Profit Sharing Plan, matching contributions of $10,000 under the 401(k) Plan, a $130 longevity payment, director compensation in the form of Common Shares valued at $7,200, and $4,393 in above-market interest credited on deferred director fees.

5	Represents contributions of $6,770 under the Profit Sharing Plan, matching contributions of $6,770 under the 401(k) Plan, and a $75 longevity payment.
6	Represents contributions of $7,549 under the Profit Sharing Plan, matching contributions of $7,549 under the 401(k) Plan, and a $45 longevity payment.
7	Represents contributions of $8,417 under the Profit Sharing Plan and matching contributions of $8,417 under the 401(k) Plan.
8
Represents contributions of $4,404 under the Profit Sharing Plan, matching contributions of $4,404 under the 401(k) Plan, $2,335 under an Executive Supplemental Retirement Income Agreement and a $25 longevity payment.

9
Mr. Rust became Senior Vice President--Accounting and Finance of the Corporation (an executive officer position) in April 2002. Mr. Rust's compensation information included in this Proxy Statement includes all amounts earned by him for services during 2002 in all capacities, but does not include amounts earned by him for services in other capacities for years prior to 2002.

Option/SAR Grants In Last Fiscal Year

         The following table presents information on the stock option grants that were made during 2002 to the named executive officers pursuant to the German American Bancorp 1999 Long-Term Equity Incentive Plan (the "1999 Plan"). The numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock dividends and fractional shares have been ignored. The potential realizable values set forth in the table are rounded to the nearest dollar and are presented in accordance with SEC requirements and are not intended to forecast possible future appreciation of the Corporation's Common Shares.

                          Individual Grants
                          -----------------
                                                                                               Potential Realizable
                                                                                                 Value at Assumed
                                                                                                   Annual Rates of
                     Number of       % of Total                                                     Stock Price
                    Securities      Options/SARs                  Market                         Appreciation for
                    Underlying       Granted to                  Price at                           Option Term
                   Options/SARs     Employees in     Exercise    Time of     Expiration        --------------------
Name                 Granted(1)      Fiscal Year      Price      Issuance       Date             5%            10%
----                 --------        -----------      -----      --------       ----             --            ---

Mark A. Schroeder     1,050(2)          1.06%         $15.67      $15.67       6/3/2012        $10,345       $26,217

                      9,840(3)          9.93%         $15.67      $15.67       6/3/2007        $42,592       $94,116

                      2,982(4)          3.01%         $15.31      $15.31      4/19/2003        $ 2,283       $ 4,567

Stan J. Ruhe          3,622(3)          3.65%         $15.31      $15.31      2/15/2007        $15,325       $33,864

                        412(4)          0.42%         $15.31      $15.31      2/15/2006        $ 1,360       $ 2,928

                      1,609(4)          1.62%         $15.31      $15.31       7/1/2005        $ 3,884       $ 8,156

                      2,752(4)          2.78%         $15.31      $15.31      4/19/2003        $ 2,107       $ 4,214

Clay W. Ewing           353(4)          0.36%         $15.31      $15.31       7/1/2005        $   852       $ 1,789

                      3,806(3)          3.84%         $15.31      $15.31      2/15/2007        $16,103       $35,584

Kenneth L.            5,565(3)          5.62%         $15.31      $15.31      2/15/2007        $23,546       $52,030
Sendelweck
                      1,608(4)          1.62%         $15.31      $15.31       7/1/2005        $ 3,882       $ 8,151

                        601(4)          0.61%         $15.31      $15.31      2/15/2006        $ 1,983       $ 4,272

Bradley M. Rust         761(3)          0.77%         $15.31      $15.31      2/15/2007        $ 3,220       $ 7,115

                        189(4)          0.19%         $15.31      $15.31      2/15/2006        $   624       $ 1,343
1
All options granted under the 1999 Plan (including all options granted during 2002 that are described in this table) provide that if an optionee tenders Common Shares already owned by the optionee as payment, in whole or in part, of the exercise price for the Common Shares that the optionee has elected to purchase under the option, then the Corporation is obligated to issue a "replacement option" of the same type (incentive or non-qualified option), with the same expiration date as the option that was exercised, and covering a number of Common Shares equal to the number of Common Shares tendered. The per share exercise price of the replacement option equals the fair market value of a Common Share of the Corporation on the date of exercise of the original option. Replacement options are not exercisable for a period of 12 months following the date of grant and are subject to cancellation if during such 12-month period the optionee sells any Common Shares of the Corporation other than in payment of the exercise price of another option under a stock option plan. The 1999 Plan also provides that if a corporate reorganization would result in the termination of the 1999 Plan and unexercised options, then all unexercised options will become immediately exercisable regardless of any vesting requirements.

2	This option grant was awarded to Mr. Schroeder by the Board of Directors under the annual director retainer program and therefore was exercisable immediately upon granting.
3
These options grants were made to the executive officers by the Human Resources Committee under the Executive Management Incentive Plan, and therefore were not exercisable on the date of grant but become exercisable in accordance with a vesting schedule that permits the holders to exercise 20% of the options granted following the first anniversary of the grant date, with an additional 20% vesting on each of the next four anniversaries.

4	Signifies replacement options (described by note 1 above).

Aggregated Option/SAR Exercises In
Last Fiscal Year and Fiscal Year-End
Option/SAR Values

         The following table sets forth information with respect to options exercised during 2002 and the December 31, 2002, values of the holdings of "in-the-money" options by the named executive officers. An option is considered to be "in-the-money" if and to the extent that the December 31, 2002, market value of the Common Shares exceeded the applicable option exercise price. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock dividends and are rounded to the nearest dollar).

                                                                                                 Value of
                                                                                               Unexercised
                                                                                               In-the-money
                                                              Number of Unexercised               Options/
                                                              Options/SARs at Fiscal           SARs at Fiscal
                            Shares                                Year-End (#)                   Year-End ($)
                          Acquired on         Val                 Exercisable/                   Exercisable/
Name                      Exercise (#)      Realized ($)         Unexercisable                 Unexercisable
----                      ------------      ------------         -------------                 --------------

Mark A. Schroeder           3,440            $  6,988            12,118 / 12,822            $ 11,679 / $    703
Stan J. Ruhe                5,472            $ 10,693             4,345 / 16,217            $  6,805 / $ 24,435
Clay W. Ewing                 432            $  1,203             3,984 / 11,981            $ 11,749 / $ 23,436
Kenneth L. Sendelweck       2,667            $  6,999             1,969 / 16,478            $  5,955 / $ 26,403
Bradley M. Rust               221            $    477               -0- /  1,832            $    -0- / $  2,339

Committee Report
on Executive Compensation

Overall Compensation Policy

         The Human Resources Committee (the "Committee") of the Board of Directors of the Corporation has the responsibility for establishing all compensation for the Corporation's executive officers, except that (a) the entire Board of Directors determines, with the recommendation of the Committee, the salary and incentive cash payment award of Mark A. Schroeder for his services as the Corporation's Chief Executive Officer (CEO), (b) commencing with stock options or other awards granted in 2003, a newly-created Stock Option Committee of the Board of Directors will make the awards of any stock options or other grants that may be made to executive officers under the Corporation's 1999 Long Term Equity Incentive Plan, and (c) the grant of options, stock awards, and other compensation to the CEO in his capacity as a member of the Board of Directors of the Corporation is determined by the entire Board of Directors without recommendation of the Committee. The Board of Directors did not modify or reject in any material way any action or recommendation of the Committee in respect of the compensation of the CEO or any other executive officer for 2002.

         The Committee is currently composed of seven members, consisting of five non-employee directors who are not executive officers and are not eligible to participate in any management compensation programs; one non-employee director (Mr. Astrike) who is Chairman of the Board and retired chief executive officer of the Corporation and who continues to provide consulting services to the Corporation; and the Corporation's Chief Executive Officer (Mr. Schroeder), who serves ex officio and who absents himself from discussions and voting in relation to his own compensation. Consistent with past practice, an independent compensation consulting firm, Hay Group, Inc., was retained by the Corporation to advise the Committee on all compensation matters for the year 2002.

         The primary goals of the Committee in determining compensation policy are to provide a level of compensation that will attract, motivate and help retain well-qualified executive officers and to further enhance shareholder return by more closely aligning the interests of executive officers with the interests of the Corporation's shareholders. The Committee attempts to attain these goals by setting total compensation at competitive levels considering an executive officer's individual performance while also providing effective incentives tied to the Corporation's overall financial performance. The executive compensation program consists of three basic elements: (1) base salary, (2) cash incentive awards, and (3) stock option awards.

Base Salary

         The Corporation attempts to provide the executive officers with a base salary that is competitive with the salaries offered by the other bank holding companies of comparable size in Indiana and the surrounding states. For 2002, the Committee (without the participation of the CEO) recommended to the entire Board of Directors the amount of the base salary of the CEO. The base salaries of the Corporation's other executive officers for 2002 were determined by the Committee with recommendations from the CEO.

         When the Committee determined 2002 salaries, it first determined salary ranges for each executive position based estimated compensation data for a Midwest bank peer group that was provided by the Hay Group, Inc. From this data, the Committee established salary ranges for the CEO and each other executive position within the organization for 2002. These salary ranges ranged from 80% to 120% of a midpoint value, which represented approximately the median of the estimated base salaries paid to comparable positions across the Hay Group, Inc.'s recommended Midwest bank peer group. Within these ranges, the Committee determined 2002 base salary for the executive officers in accordance with the guidelines of the Corporation's salary administration program and performance review system.

         The Committee determined its recommended CEO base salary for 2002 by applying the methodology described in the preceding paragraph. Accordingly, the Committee determined a salary range between 80% and 120% of the median estimated 2002 base salary of the CEO's of other Midwest bank organizations that were included in the Hay Group, Inc., peer group. The Committee then recommended to the Board of Directors that the CEO's 2002 base salary be fixed within that range, and the Board of Directors accepted this recommendation. In prior years, the CEO's base salary (unlike those of other executive officers) was not determined in accordance with peer group methodology but was determined in the discretion of the Committee. Accordingly, although the Committee recommended (and the Board approved) that the CEO's base salary for 2002 be fixed at an amount that was greater than his base salary for 2001 and the Committee, in the exercise of its discretion, considered the overall financial performance of the Corporation and the CEO in making this recommendation, the Committee did not act with reference to any specific corporate or individual financial performance measure in recommending the CEO's 2002 base salary.

Cash Incentive Awards

         During 2002, the Corporation continued to maintain an Executive Management Incentive Plan for certain key officers, including the executive officers named in the above Summary Compensation Table. The CEO was included in this Plan for the first year during 2002. Under this Plan, the Corporation pays additional compensation in the form of annual cash incentive awards and option grants, contingent upon the achievement of certain goals. The Committee assigns each officer a "scorecard" under the Plan, which establishes specific corporate and shareholder-related performance goals balanced by the officer's area of responsibility, his or her business unit, and his or her expected individual level of contribution to the Corporation's achievement of its corporate goals.

         The Corporation will pay cash incentive awards, to the extent that they are earned for services during 2002 in accordance with 2002's scorecards, to executive officers (other than the CEO) in quarterly installments during 2003, contingent only upon such executive officer's continued employment with the Corporation through the date of payment of each quarterly installment. The cash incentive award amounts payable in 2003 to executive officers other than the CEO are presently determinable and are included in the 2002 information reported for these other executive officers in the Summary Compensation Table. The Committee expects to recommend to the Board of Directors (for consideration by the Board during April 2003) that the CEO be paid a cash incentive award for his services to the Corporation during 2002 as CEO. Although the recommended amount is expected to be determined with reference to the CEO's 2002 scorecard under the Executive Management Incentive Plan, the Committee has not yet determined the amount to be recommended or the timing during 2003 of the payment of such amount.

         During 2002, the Committee determined and recommended to the Board of Directors, and the Board of Directors at its April 2002 meeting approved, the payment of a cash award to the CEO for his services to the Corporation as CEO during 2001 in the amount of $50,032. This recommended amount was determined in the discretion of the Committee with a view to the Corporation's and the CEO's 2001 financial performance, but without reference to any specific corporate or individual financial performance measure.

Stock Option Awards

         The Corporation's 1999 Long Term Equity Incentive Plan (the "1999 Plan") provides for the award of incentive and non-qualified stock options and other equity-based awards. The purpose of granting options is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. The size of stock option awards depends upon an optionee's level of responsibility and individual performance. Stock options are granted at or above the estimated fair market value of a Common Share of the Corporation on the date of grant.

         During 2002, the Committee administered the 1999 Plan and the Corporation's prior stock option plan. A summary of the grants of options awarded by the Committee in 2002 to the executive officers who are named in the Summary Compensation Table is included in the above table headed "Option/SAR Grants in Last Fiscal Year" (the "Option Grant Table"). As indicated by the notes to the Option Grant Table, several of the 2002 option grants to the named executive officers (including those made to the CEO) were "replacement options" that were granted to replace an optionee's position in shares of the Corporation that were tendered by such executive officers in payment of the exercise price of other options that were exercised in 2002, pursuant to the contractual entitlement of the optionees under the terms of options granted in prior years. In addition, each of the named executive officers received one or more grants of new options, in the discretion of the Committee. Grants made to executive officers (other than the CEO) in 2002 were based upon their achievement of 2001 scorecard goals. Because the CEO did not participate in the Executive Management Incentive Plan during 2001, the Committee did not grant the CEO any option under that Plan in relation to a 2001 scorecard. The Committee, however, in its discretion granted the CEO a new option, not in relation to any scorecard, in order to initiate his participation in the Executive Management Incentive Plan, in accordance with past practice with other executive officers of the Corporation.

SUBMITTED BY THE MEMBERS OF THE HUMAN RESOURCES COMMITTEE:

Joseph F. Steurer, Chairman
George W. Astrike David G. Buehler David B. Graham	Robert L. Ruckriegel Mark A. Schroeder Larry J. Seger

Compensation Committee Interlocks and Insider Participation

         Mr. Astrike, who served during 2002 on the Corporation's Human Resources Committee, retired as the Corporation's chief executive officer effective December 31, 1998. Although Mr. Astrike since his retirement has provided consulting services to the Corporation under a consulting agreement, Mr. Astrike's compensation under that agreement was fixed in 1998 (and modified in 2000) by the entire Board of Directors as part of a comprehensive retirement package in recognition of his past service to the Corporation and expected future contributions, and not as part of the annual compensation program. Mr. Schroeder, who serves as an ex officio member of the Committee but does not participate in Committee discussions of his own compensation, is presently the President and Chief Executive Officer of the Corporation. None of the other five members of the Committee is, or previously was, an officer or employee of the Corporation.

Stock Performance Graph

         The SEC requires the Corporation to include in this proxy statement a line-graph presentation comparing the Corporation's five-year cumulative total returns with market and industry returns. The following graph compares the Corporation's five-year cumulative total returns with those of the Russell 2000 Stock Index and the Indiana Bank Peer Group. The Indiana Bank Peer Group includes all Indiana-based commercial bank holding companies (excluding companies owning thrift institutions that are not regulated as bank holding companies) that have been in existence as commercial bank holding companies throughout the five-year period ended December 2002, the stocks of which have been traded on an established securities market (NYSE, AMEX, NASDAQ) throughout that five-year period. The returns of each company in the Indiana Bank Peer Group have been weighted to reflect the company's market capitalization.

                                            German          Russell         Indiana Bank
                                           American        2000 Index        Peer Group
                                           --------        ----------        ----------

                    12/31/1997              $100.0           $100.0             $100.0
                    12/31/1998              $ 76.3           $ 97.5             $110.0
                    12/31/1999              $ 62.7           $118.2             $ 94.0
                    12/29/2000              $ 48.0           $114.6             $ 89.8
                    12/31/2001              $ 69.2           $117.4             $ 89.2
                    12/31/2002              $ 72.1           $ 93.4             $ 91.1

Certain Business Relationships and Transactions

         During 2002, the Corporation's bank subsidiaries had (and expect to continue to have in the future) banking transactions in the ordinary course of business with directors, officers and principal shareholders of the Corporation and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

APPOINTMENT OF AUDITORS

         Crowe, Chizek and Company LLP ("Crowe Chizek") served as auditors for the Corporation with respect to the audit of the Corporation's financial statements for 2002. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         The Audit Committee of the Board of Directors of the Corporation, as it will be reconstituted following the 2003 Annual Meeting of Shareholders, will be responsible for the appointment, compensation and oversight of the work of the accounting firm that will be chosen to audit the Corporation's financial statements for 2003. Since that Committee has not yet been reconstituted, the Corporation has not yet selected the accounting firm that will conduct the 2003 audit.

PRINCIPAL OWNERS OF COMMON SHARES

         As of March 1, 2003, the Corporation had no knowledge of any shareholder or group of shareholders who beneficially owned more than five percent of the Corporation's outstanding Common Shares.

SECTION 16(a):  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers and persons who beneficially own more than ten percent of the Corporation's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Corporation's Common Shares and other equity securities. On the basis of information submitted by the Corporation's directors, executive officers, and greater-than-ten-percent owners, the Corporation believes that all required Section 16(a) filings for fiscal 2002 were timely made, except for the inadvertent failure to timely file statements reporting the acquisitions and dispositions of Common Shares (and stock options) pursuant to the exercises of stock options by Messrs. Schroeder, Ewing, Ruhe, Sendelweck and Astrike, which transactions have now been reported by each of such individuals in filings with the Commission.

OTHER MATTERS

         The Board of Directors of the Corporation knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

EXPENSES

         The Corporation will pay all expenses in connection with this solicitation of proxies.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

         A shareholder desiring to submit a proposal for inclusion in the Corporation's proxy statement for the Annual Meeting of Shareholders to be held in the year 2004 must deliver the proposal so that it is received by the Corporation no later than December 1, 2003. Proposals should be mailed to the Chairman of the Board of the Corporation, in care of the Corporate Secretary, at German American Bancorp, 711 Main Street, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP

         I hereby appoint J. David Lett and Larry J. Seger, and each of them, my proxies, with power of substitution, to vote all Common Shares of German American Bancorp that I am entitled to vote at the Annual Meeting of Shareholders to be held at German American Bancorp's Corporate Offi ces located at 711 Main Street in Jasper, Indiana, on April 24, 2003 at 10:00 a.m., Jasper time, and any adjournments thereof, as provided herein.
THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR ITEM 1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
         This proxy may be revoked at any time prior to its exercise upon compliance with the procedures set forth in the Corporation's Proxy Statement, dated March 28, 2003.
         SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.

1.        ELECTION OF DIRECTORS

[ ]	FOR all nominees listed below, as set forth in the Corporation's Proxy Statement, dated March 28, 2003 (except as marked to the contrary below - see "Instructions")

David G. B Buehler              Joseph F. Steurer              Michael J. Voyles

[ ]	WITHHOLD AUTHORITY to vote for all nominees listed above (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated: Signature or Signatures (Please sign exactly as your name appears on this proxy. If shares are issued in the name of two or more persons, all such persons should